EXHIBIT 99.3

Management's Discussion and Analysis of Results of Operations

This Results of Operations section of Management’s Discussion and Analysis is being provided in connection with the supplemental information provided in this Form 8-K and reflects the recast segment information for the three and six months ended December 31, 2011 and 2010. The results of operations for the three and six months ended December 31, 2011 has also been recast to reflect the Company's discontinued operations related to the private label chilled ready meals business in the United Kingdom.  This business was acquired in October 2011 as part of the acquisition of the Daniels Group ("Daniels").  The decision to sell this business was made in the third quarter of fiscal 2012.

Three months ended December 31, 2011 Compared to December 31, 2010

(dollars in thousands)
Three months ended December 31,	2011	%	2010	%
Net sales	$369,306	100.0%	$291,878	100.0%
Cost of sales	265,090	71.8%	206,486	70.7%
Gross profit	104,216	28.2%	85,392	29.3%
Selling, general and administrative expenses	64,351	17.4%	55,004	18.8%
Acquisition related expenses and restructuring charges	5,206	1.4%	676	0.2%
Operating income	34,659	9.4%	29,712	10.2%
Interest and other expenses, net	4,580	1.2%	3,527	1.2%
Income before income taxes and equity in earnings of equity-method investees	30,079	8.1%	26,185	9.0%
Provision for income taxes	10,962	3.0%	10,361	3.5%
Equity in net (income) loss of equity-method investees	(751)	(0.2)%	(443)	(0.2)%
Income from continuing operations	19,868	5.4%	16,267	5.6%
Income from discontinued operations, net of tax	170	—%	—	—%
Net income	$20,038	5.4%	$16,267	5.6%

Net sales for the three months ended December 31, 2011 were $369.3 million compared to $291.9 million for the three months ended December 31, 2010, an increase of $77.4 million, or 26.5%. Sales increased in all of our geographic areas, including an increase of $21.0 million in the United States and $56.4 million internationally. Sales outside of the United States included sales from the Daniels Group in the United Kingdom and sales of Europe's Best in Canada, both acquired during the second quarter of fiscal 2012.

Gross profit for the three months ended December 31, 2011 was $104.2 million, an increase of $18.8 million, or 22.0%, from gross profit of $85.4 million reported in last year's second quarter. Gross profit as a percentage of net sales was 28.2% for the three months ended December 31, 2011 compared to 29.3% in last year's second quarter. The change in gross profit percentage resulted from the mix of product sales, including the margin impact related to the inclusion of Daniels which operates at slightly lower relative margins. In addition, we experienced generally higher input costs, which were offset partially by productivity savings and price increases.

Selling, general and administrative expenses were $64.4 million for the three months ended December 31, 2011, an increase of $9.3 million, or 17.0%, compared to $55.0 million reported in last year's second quarter. Selling, general and administrative expenses have increased primarily as a result of the costs brought on by the businesses we acquired, including higher amortization expense related to identified intangible assets. Selling, general and administrative expenses as a percentage of net sales decreased to 17.4% in the second quarter of fiscal 2012, primarily related to the inclusion of Daniels which operates with lower relative expenses, compared to 18.8% in the second quarter of last year.

In the three months ended December 31, 2011 we recorded acquisition and integration related expenses of $5.2 million, which were primarily incurred in connection with the acquisition of Daniels. In the three months ended December 31, 2010, we incurred acquisition and integration related expenses of $0.7 million which primarily related to the acquisition of The Greek Gods yogurt brand.

Operating income was $34.7 million for the three months ended December 31, 2011 compared to $29.7 million in last year's second quarter. The increase in operating income resulted primarily from the increased sales and gross profit. Operating income as a percentage of net sales was 9.4% in the December 31, 2011 quarter compared with 10.2% in the December 31, 2010 quarter.

Interest and other expenses, net were $4.6 million for the three months ended December 31, 2011 compared to $3.5 million for the three months ended December 31, 2010. Net interest expense totaled $4.0 million in this year's second quarter, which includes interest on the $150 million of 5.98% senior notes outstanding, interest related to borrowings under our revolving credit agreement and interest accretion on contingent consideration, offset partially by interest income earned on cash equivalents. Net interest expense in last year's second quarter was approximately $3.4 million. The increase in interest expense primarily resulted from higher average borrowings under our revolving credit facility, the proceeds of which were used to purchase Daniels during the quarter.

Income before income taxes and equity in the earnings of our equity-method investees for the three months ended December 31, 2011 amounted to $30.1 million compared to $26.2 million in the comparable period of the prior year.

Our effective income tax rate was 36.4% of pre-tax income for the three months ended December 31, 2011 compared to 39.6% for the three months ended December 31, 2010. The effective tax rate for the second quarter of fiscal 2012 was lower than the comparable period of the prior year primarily as a result of the acquisition of Daniels and the associated change in the mix of consolidated income to lower tax jurisdictions. The effective rate differs from the statutory federal rate due to the effect of state and local income taxes, tax rates in foreign jurisdictions and certain nondeductible expenses. Our effective tax rate may change from quarter to quarter based on recurring and non-recurring factors including the geographical mix of earnings, enacted tax legislation, state and local income taxes and tax audit settlements.

Our equity in the net income from our joint venture investments for the three months ended December 31, 2011 was $0.8 million compared to $0.4 million in last year's second quarter. Our equity in the earnings of Hain Pure Protein ("HPP") increased to $1.4 million for the three months ended December 31, 2011 from $0.5 million in the prior year second quarter, which was partially offset by losses incurred by Hutchison Hain Organic ("HHO") as it continues to develop the Asian markets for our products.

Income from continuing operations for the three months ended December 31, 2011 was $19.9 million compared to $16.3 million in last year's second quarter. The increase of $3.6 million in earnings was attributable to the factors noted above.
Income from discontinued operations for the three months ended March 31, 2012 was $170 thousand. Net sales and operating income reported within discontinued operations for the three months ended December 31, 2011 was $16.2 million and $0.3 million, respectively. There were no amounts reported in discontinued operations for the three months ended December 31, 2010 as the business being held for sale was acquired in October 2011.

SEGMENT RESULTS

The following table provides a summary of segment net sales and operating profit performance for the three months ended December 31, 2011 versus December 31, 2010:

(dollars in thousands)	United States	United Kingdom	Other	Corporate and other (1)	Consolidated
Net Sales - Three months ended 12/31/11	$259,153	$60,886	$49,267	$—	$369,306
Net Sales - Three months ended 12/31/10	$238,204	$16,048	$37,626	$—	$291,878
% change	8.8%	279.4%	30.9%		26.5%

Operating income (loss) - Three months ended 12/31/11	$41,760	$2,101	$2,630	$(11,832)	$34,659
Operating income (loss) - Three months ended 12/31/10	$36,313	$(2,172)	$2,616	$(7,045)	$29,712
% change	15.0%	196.7%	0.5%		16.6%

Operating income (loss) margin - Three months ended 12/31/11	16.1%	3.5%	5.3%		9.4%
Operating income (loss) margin - Three months ended 12/31/10	15.2%	(13.5)%	7.0%		10.2%

(1) Includes $5,206 and $962 of acquisition related expenses and restructuring charges for the three months ended December 31, 2011 and 2010, respectively.

Sales in the United States for the three months ended December 31, 2011 increased $21.0 million, or 8.8%, from the prior year quarter. The increased sales were driven by increased consumption and expanded distribution, with strong sales of our Earth's Best, Celestial Seasonings, MaraNatha, Garden of Eatin', Sensible Portions, The Greek Gods, and JASON brands. United States operating profit increased to $41.8 million, or 16.1% of net sales, an increase of $5.4 million. The improved operating profit resulted from the increased sales and the resulting leveraging of operating expenses over the larger sales base.

Sales in the United Kingdom increased $44.8 million to $60.9 million, primarily as a result of the acquisition of Daniels at the end of October 2011. The United Kingdom segment had an operating profit of $2.1 million in the current year's quarter compared to a loss of $2.2 million in last year's comparable quarter. The improvement was attributable to the Daniels acquisition.

Sales in our Other segment were $49.3 million, an increase of $11.6 million, or 30.9%. Sales in Canada increased $6.6 million, primarily as a result of the acquisition of the Europe's Best brand at the beginning of the period, and sales in Europe increased $5.0 million, which includes sales from Danival and GG UniqueFiber, each of which were acquired in the third quarter of fiscal 2011. Operating profit in our Other segment was unchanged at $2.6 million, as increased gross profit was offset by increased operating expenses.

Six months ended December 31, 2011 Compared to December 31, 2010

(dollars in thousands)
Six months ended December 31,	2011	%	2010	%
Net sales	$661,665	100.0%	$549,839	100.0%
Cost of sales	477,612	72.2%	394,345	71.7%
Gross profit	184,053	27.8%	155,494	28.3%
Selling, general and administrative expenses	119,582	18.1%	105,150	19.1%
Acquisition related expenses and restructuring charges	6,952	1.1%	2,089	0.4%
Operating income	57,519	8.7%	48,255	8.8%
Interest and other expenses, net	8,101	1.2%	5,984	1.1%
Income before income taxes and equity in earnings of equity-method investees	49,418	7.5%	42,271	7.7%
Provision for income taxes	18,679	2.8%	17,525	3.2%
Equity in net (income) loss of equity-method investees	(819)	(0.1)%	(616)	(0.1)%
Income from continuing operations	31,558	4.8%	25,362	4.6%
Income from discontinued operations, net of tax	170	—%	—	—%
Net income	$31,728	4.8%	$25,362	4.6%

Net sales for the six months ended December 31, 2011 were $661.7 million compared to $549.8 million for the six months ended December 31, 2010, an increase of $111.8 million, or 20.3%.

Gross profit for the six months ended December 31, 2011 was $184.1 million, an increase of $28.6 million from gross profit of $155.5 million reported in last year's first six months. Gross profit as a percentage of net sales was 27.8% for the six months ended December 31, 2011 compared to 28.3% of net sales for the December 31, 2010 comparable period. The change in gross profit percentage resulted from the mix of product sales, including the margin impact related to the inclusion of Daniels which operates at lower relative margins. In addition, we experienced generally higher input costs, offset partially by productivity savings.

Selling, general and administrative expenses were $119.6 million for the six months ended December 31, 2011, an increase of $14.4 million, or 13.7%, compared to $105.2 million in the six months ended December 31, 2010. Selling, general and administrative expenses have increased primarily as a result of the costs brought on by the businesses we acquired, including higher amortization expense related to identified intangible assets. Selling, general and administrative expenses as a percentage of net sales decreased to 18.1% in the first six months of fiscal 2012, primarily related to the inclusion of Daniels which operates with lower relative expenses, compared to 19.1% in the first six months of last year.

In the six months ended December 31, 2011, we recorded acquisition and integration related expenses of $7.0 million, which were primarily incurred in connection with the acquisition of Daniels and additional contingent consideration on a prior acquisition. In the six months ended December 31, 2010, we incurred acquisition and integration related expenses of $2.1 million primarily related to the acquisition of The Greek Gods yogurt brand in July 2010.

Operating income was $57.5 million for the six months ended December 31, 2011 compared to $48.3 million in the prior year. The increase in operating income resulted primarily from the increased sales and gross profit. Operating income as a percentage of net sales was 8.7% in the December 31, 2011 period compared with 8.8% in the six months ended December 31, 2010.

Interest and other expenses, net were $8.1 million for the six months ended December 31, 2011 compared to $6.0 million for the six months ended December 31, 2010. Net interest expense totaled $6.9 million in this year's first six months, which includes interest on the $150 million of 5.98% senior notes outstanding, interest related to borrowings under our revolving credit agreement and interest accretion on contingent consideration, offset partially by interest income earned on cash equivalents. Net interest expense in last year's first six months was approximately $6.8 million. The increase in interest expense primarily resulted from higher average borrowings under our revolving credit facility, the proceeds of which were used to purchase Daniels during the period, offset partially by a lower interest accretion on contingent consideration due to payments that were made during the current period.

Income before income taxes and equity in the after tax earnings of our equity-method investees for the six months ended December 31, 2011 amounted to $49.4 million compared to $42.3 million in the comparable period of the prior year.

Our effective income tax rate was 37.8% of pre-tax income for the six months ended December 31, 2011 compared to 41.5% for the six months ended December 31, 2010. The effective tax rate for the first six months of fiscal 2012 was lower than the comparable period of the prior year primarily as a result of reduced losses incurred in the United Kingdom and the acquisition of Daniels on October 25, 2011 and the associated change in the mix of consolidated income to lower tax jurisdictions. Prior to the acquisition of Daniels, no tax benefits were recorded for losses incurred in the United Kingdom. The Company will continue to maintain a valuation allowance on our net deferred tax assets related to those carryforward losses until an appropriate level of profitability is attained such that the losses may be utilized. If the Company is able to realize any of these deferred tax assets in the future, the provision for income taxes will be reduced by a release of the corresponding valuation allowance. The effective rate differs from the federal statutory rate primarily due to the item noted previously, as well as the effect of state and local income taxes and the mix of pretax earnings by jurisdiction. Our effective tax rate may change from quarter to quarter based on recurring and non-recurring factors including the geographical mix of earnings, enacted tax legislation, state and local income taxes and tax audit settlements.

Our equity in the net income from our investments in HPP and HHO for the six months ended December 31, 2011 was $0.8 million compared to $0.6 million for the six months ended December 31, 2010. Our equity in the earnings of HPP increased to $1.6 million for the six months ended December 31, 2011 from $0.7 million in the comparable period of the prior year, which was partially offset by losses incurred by HHO as it continues to develop the Asian markets for our products.

Income from continuing operations for the six months ended December 31, 2011 was $31.6 million compared to $25.4 million for the six months ended December 31, 2010. The increase of $6.2 million in earnings was attributable to the factors noted above.
Income from discontinued operations for the six months ended December 31, 2011 was $0.2 million. Net sales and operating income reported within discontinued operations for the six months ended December 31, 2011 was $16.2 million and $0.3 million, respectively.
There were no amounts reported in discontinued operations for the six months ended December 31, 2010 as the business being held for sale was acquired in October 2011.

SEGMENT RESULTS

The following table provides a summary of segment net sales and operating profit performance for the six months ended December 31, 2011 versus December 31, 2010:

(dollars in thousands)	United States	United Kingdom	Other	Corporate and other (1)	Consolidated
Net Sales - Six months ended 12/31/11	$492,795	$77,646	$91,224	$—	$661,665
Net Sales - Six months ended 12/31/10	$449,071	$29,998	$70,770	$—	$549,839
% change	9.7%	158.8%	28.9%		20.3%

Operating income (loss) - Six months ended 12/31/11	$73,492	$218	$4,810	$(21,001)	$57,519
Operating income (loss) - Six months ended 12/31/10	$63,633	$(4,948)	$3,557	$(13,987)	$48,255
% change	15.5%	104.4%	35.2%		19.2%

Operating income (loss) margin - Six months ended 12/31/11	14.9%	0.3%	5.3%		8.7%
Operating income (loss) margin - Six months ended 12/31/10	14.2%	(16.5)%	5.0%		8.8%

(1) Includes $6,952 and $2,800 of acquisition related expenses and restructuring charges for the six months ended December 31, 2011 and 2010, respectively.

Sales in the United States increased $43.7 million, or 9.7%, from the prior period. The increase in sales resulted from growth from our Earth's Best, Celestial Seasonings, MaraNatha, Garden of Eatin', Sensible Portions, The Greek Gods, and JASON brands, as improved consumption trends continued. United States operating profit increased to $73.5 million or 14.9% of net sales compared to $63.6 million, or 14.2% of net sales in the prior year period. The improvement in operating profit resulted from the increased sales and the resulting leveraging of our operating expenses over the higher sales base.

Sales in the United Kingdom increased $47.6 million, or 158.8%, primarily as a result of the acquisition of Daniels at the end of October 2011. The United Kingdom segment had an operating profit of $0.2 million for the six months ended December 31, 2011 compared to a loss of $4.9 million in last year's comparable period. The improvement was attributable to the Daniels acquisition.

Sales in our Other segment were $91.2 million, an increase of $20.5 million, or 28.9%. Sales in Canada increased $8.8 million, primarily as a result of the acquisition of the Europe's Best brand at the beginning of the second quarter of fiscal 2012, and sales in Europe increased $11.6 million, which includes sales from Danival and GG UniqueFiber, each of which were acquired in the third quarter of fiscal 2011. Operating profit in our Other segment increased to $4.8 million from $3.6 million last year as a result of the increased sales.